Exhibit 99.2

Internal Clinical Development Programs René Belder November 14, 2007

PS433540 Dual Acting Receptor Antagonist (DARA)

Dual Acting Receptor Antagonist - DARA Antagonist at the AT1 and ETA receptors Simultaneously blocks the actions of ET-1 and A II Multiple potential clinical indications Potential first-in-class compound PS433540 S N H O O O N Me Me N N O Me O Me

Clinical and Preclinical Rationale A II and ET-1 Vasoconstriction Tissue proliferation/fibrosis Inflammation Preclinical Data: ETA + AT1 ERAs additive/synergistic with ARBs or ACEIs in rodent, canine and porcine models of hypertension, heart failure and kidney disease Clinical Data: ETA + AT1 Additive/synergistic hemodynamic effects Diabetic nephropathy – Marked decrease in proteinuria

Phase 1 Development - Update Completed AUC 20% Cmax 50% Effect of food on absorption Food effect -007 Completed Capsule and powder in bottle similar pk profile Compare bioavailability of solution vs capsule Comparative bioavailability -004 Completed 250 and 500 mg dose complete AII blockade for 24 hours. Dose response for AII blockade AII challenge -002 Start 1H2008 Protocol development completed; Investigator selected. Dose response for ET blockade ET challenge -005 MAD -003 SAD -001 Study Completed 50,100,250,500,1000 mg No safety issues. Multiple dose safety and tolerability / Pharmacokinetics Completed 20,50,100,250,500,1000mg Dose related pK; T1/2 ~15 hrs; well tolerated 20-1000mg Single dose safety and tolerability / Pharmacokinetics Progress Comments Objective

PK and Safety Profile in SAD study Protocol Outline 48 normal volunteers Placebo controlled 6 dose levels from 20 to 1000 mg) (20, 50,100, 250, 500,1000) Blood and urine collection Comprehensive clinical and laboratory analyses Top Line Results Pharmacokinetics Exposure increased with increased dose Mean terminal half-life from 9.5-17.5 hrs Consistent with once-a-day dosing Safety Well tolerated at all single-dose levels No significant safety findings Dose-related exposure Rapid absorption, slow elimination PS433540 Plasma Concentration (ng/mL) AUC (0-inf) (ng*h/mL) Mean Plasma Concentration (ng/mL) 1 10 100 1000 10000 Time (h) 0 4 8 12 16 20 24 28 32 36 40 44 48 52 56 60 64 68 72 76 PS433540 1000 mg (N=6) PS433540 500 mg (N=6) PS433540 250 mg (N=6) PS433540 100 mg (N=6) PS433540 50 mg (N=6) PS433540 20 mg (N=6) 125000 115000 105000 95000 85000 75000 65000 55000 45000 35000 25000 15000 5000

AII Challenge Study Results Background Angiotensin challenge studies have been used to demonstrate the ability of ARBs to block the effects of angiotensin on blood pressure A positive result is an indicator for efficacy in hypertension Methods 17 subjects completed this study Each receiving placebo, PS433540 at 20, 100, 250, and 500 mg, or irbesartan at 300mg Results All doses of PS433540 compared with placebo produced a statistically significant (p<0.01) inhibition of the expected AII-induced increase in blood pressure The 250 and 500mg dose were at least as effective as 300mg irbesartan in reducing the AII induced pressor response Support for once-a-day oral dosing was provided by PS433540's ability in this study to block the angiotensin II induced blood pressure increase for 24 hours

Results of Food Effect Study No clinically relevant differences in PK profile Study AAI-US-545 Least-square Mean PS433540 Plasma Concentrations (N=12) PS433540 Plasma Concentration (ng/mL) Hours From Dosing STUDY AAI-US-545 LEAST-SQUARES MEAN PS433540 PLASMA CONCENTRATIONS (N=12) 0 1000 2000 3000 4000 5000 6000 7000 8000 9000 0 4 8 12 16 20 24 28 32 36 40 44 48 Hours After Dose FED FASTED

Phase 2 Development

Pharmacopeia

Study	Objective	Comments	Progress
Phase 2a −008	POC Hypertension Initial tolerability in HT subjects 24-hour efficacy	Short-term (4-week) placebo controlled study 200 and 500mg doses. 24hr ABPM. Approx 170 subjects to be enrolled	Study Started
Phase 2b −006	Dose related efficacy and safety Comparative efficacy vs irbesartan	12-week study. Placebo controlled. DB randomized, active controlled. Approximately 400 subjects; 3 doses	On schedule Start 1H08

PS433540: for the treatment of hypertension in patients with diabetic nephropathy with elevated serum creatinine levels and proteinurea. In this population PS433540 lowers systolic and diastolic blood pressure and reduces urinary protein excretion

PS178990 Selective Androgen Receptor Modulators (SARM)

Androgen Receptor Function The Androgen Receptor: Is a member of the Nuclear Hormone Receptor family of ligand dependent transcription factors Mediates cell growth & differentiation in AR responsive tissues Androgens are hormones that play critical roles in health, regulating not only the reproductive system, but also having important effects on the muscular, skeletal, cardiovascular and central nervous systems

Potential Benefits of SARM

Effects To Be Minimized

SARM: Medical Need Muscle Selective Androgen Receptor Modulators (SARMs) that: are orally active, non-steroidal small molecules improve muscle mass and function have minimal effects on the prostate, gonadotropin levels, hematopoiesis are not hepatotoxic in therapeutic range

Overview PS178990 PS178990 is a Phase 1 Selective Androgen Receptor Modulator (SARM) Potential indications: post-surgical recovery, burn recovery, kidney disease wasting and cancer- and AIDS-cachexia minimize loss of muscle and bone minimize prostate related safety risk

PS-178990: Potent and Selective SARM Levator -TP Levator-’929 Prostate-TP Prostate-’929 Testosterone ED50 levator = 210 mg/kg ED50 prostate = 420 mg/kg selectivity = 2-fold PS-178990 ED50 levator = 0.9 mg/kg ED50 prostate = 141 mg/kg selectivity = 160-fold TP = testosterone propionate Castrated Rat Model 1.0e-006 1.0e-005 1.0e-004 0.001 0.01 0.1 1 10 100 0 20 40 60 80 100 120 140 Levator -TP Levator-929 Prostate-TP Prostate-929 BMS-564929 Dose (mg/kg) Percent Intact Control N N H O O Me ClC NHO

Sex Hormone Feedback Control in Man

Pharmacopeia

hypothalamic - pituitary - gonadal axis


GnRH (hypothalamus)
LH, FSH (pituitary)
Testosterone (testis)
Testosterone negative feedback

PS178990 Selectivity in Castrated Rat Model

Pharmacopeia

LH Suppression



Testosterone
PS178990
20
0
-20
-40
-60
-80
-100
Percent Intact Control
1.0e-006
1.0e-005
1.0e-004
0.001
0.01
0.1
1
10
100
Dose (mg/kg)

Testosterone

ED$_{50}$ levator = 210 µg/kg

ID$_{50}$ LH = 260 µg/kg

selectivity = 1-fold

PS178990

ED$_{50}$ levator = 0.9 µg/kg

ID$_{50}$ LH = 8 µg/kg

selectivity = 9-fold

0.01 0.1 1 10 100 0 8 16 24 32 40 48 Time (h) PS178990 Plasma Conc (ng/mL) 0.003 mg (N=6) 0.01 mg (N=6) 0.03 mg 0.1 mg (N=6) 0.3 mg (N=6) 1 mg (N=6) 2 mg (N=6) parent detection limit in plasma = 0.025 ng/mL T1/2 = 8-14 hours Single Ascending Dose – PS178990 PS178990 Plasma Concentration Time Profiles in Healthy Male Subjects Aged 18-45

Mean % Change from Baseline Time (h) 0 8 16 24 32 40 48 -40 -30 -20 -10 0 10 20 30 40 PBO (N= 15) 0.03 mg (N=6) 0.1 mg (N=6) 0.3 mg (N=6) 1 mg (N=6) 2 mg (N=6) 5 mg (N=3) Time (h) 0 8 16 24 32 40 48 -100 -80 -60 -40 -20 0 20 40 60 80 100 FSH LH FSH and LH Concentration – PS178990 Projected efficacious human dose from muscle activity scaling = 0.03 mg Luteinizing Hormone (LH) suppression first observable at 0.3 mg dose

Summary of PS-178990 SARM Profile Potent and Selective Androgen 230 x more potent on muscle than T in rats 160 x more active on muscle than prostate in rats No interaction with other nuclear hormone receptors No signal transduction through SHBG Development Potential Good preclinical pharmaceutical and safety profile Well-absorbed after oral administration in man Pharmacokinetics in man consistent once-a-day administration Androgenic activity observed in man (LH & FSH suppression)

SARM - Development Plans Complete technology transfer – 1Q-08 Qualify API – 6 kg available Initiate Multiple Ascending Dose study – 1H-08 Initiate Phase 2 – 1H-09 Effects on lean body mass, muscle strength and prostate size in relatively healthy elderly men